EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
10/25/20101	Sale	$6.2393	15000
10/26/20102	Sale	6.2156	44622
10/27/20103	Sale	6.2114	23400
10/28/20104	Sale	6.167	2675
10/29/20105	Sale	6.0054	9300
11/01/20106	Sale	6.0006	5300
11/02/20107	Sale	6.0153	24423
11/04/20108	Sale	6.0021	11505
11/05/2011	Sale	6.00	800
11/08/20109	Sale	5.9256	3040
11/09/201010	Sale	6.0051	8300
11/10/201011	Sale	5.957	3075
11/11/201012	Sale	5.9382	22417

1 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
2 This transaction was executed in multiple trades at prices ranging from $6.10 - 6.27.
3 This transaction was executed in multiple trades at prices ranging from $6.18 - 6.23.
4 This transaction was executed in multiple trades at prices ranging from $6.15 - 6.17.
5 This transaction was executed in multiple trades at prices ranging from $6.00 - 6.02.
6 This transaction was executed in multiple trades at prices ranging from $5.96 - 6.02.
7 This transaction was executed in multiple trades at prices ranging from $5.98 - 6.04.
8 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
9 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
10 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
11 This transaction was executed in multiple trades at prices ranging from $5.95 - 5.96.
12 This transaction was executed in multiple trades at prices ranging from $5.90 - 5.96.

Date	Type	Price	Shares
11/12/201013	Sale	$5.94	1300
11/15/201014	Sale	5.8631	3431
11/16/201015	Sale	5.7838	14201
11/17/201016	Sale	5.8016	357
11/18/201017	Sale	5.8301	5097
11/19/201018	Sale	5.8501	8700
11/22/201019	Sale	5.8205	6200
11/23/201020	Sale	5.8436	33025
11/24/201021	Sale	5.907	21859
11/26/201022	Sale	5.895	200
11/29/201023	Sale	5.8875	21312
11/30/201024	Sale	5.8462	15262
12/01/201025	Sale	5.9025	29529
12/02/201026	Sale	5.9156	19300

13 This transaction was executed in multiple trades at prices ranging from $5.90 - 6.00.
14 This transaction was executed in multiple trades at prices ranging from $5.86 - 5.89.
15 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.88.
16 This transaction was executed in multiple trades at prices ranging from $5.77 - 5.82.
17 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.88.
18 This transaction was executed in multiple trades at prices ranging from $5.81 - 5.91.
19 This transaction was executed in multiple trades at prices ranging from $5.81 - 5.84.
20 This transaction was executed in multiple trades at prices ranging from $5.82 - 5.86.
21 This transaction was executed in multiple trades at prices ranging from $5.89 - 5.94.
22 This transaction was executed in multiple trades at prices ranging from $5.89 - 5.90.
23 This transaction was executed in multiple trades at prices ranging from $5.86 - 5.91.
24 This transaction was executed in multiple trades at prices ranging from $5.83 - 5.89.
25 This transaction was executed in multiple trades at prices ranging from $5.89 - 5.93.
26 This transaction was executed in multiple trades at prices ranging from $5.90 - 5.93.